EXHIBIT 99

FOR IMMEDIATE RELEASE

THE CHILDREN'S PLACE REPORTS JULY 2004 SALES RESULTS

- Total Sales Increased 21%; Comparable Store Sales Increased 14% -
- In Line with Previous Guidance, Company Anticipates a Loss Per Share of Approximately $0.38 to $0.40 for the Second Quarter -
- Company Signs Non-Binding Letter of Intent Regarding Potential Acquisition of The Disney Store chain in North America -

           Secaucus, New Jersey – August 5, 2004 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), today announced sales of $60.4 million for the four-week period ended July 31, 2004, a 21% increase compared to sales of $49.8 million reported for July 2003. Comparable store sales for the four-week period increased 14%, as compared to a 7% increase in the prior year period. During the month, the Company opened three stores.

           Sales for the second quarter increased 19% to $189.2 million from $159.1 million reported in the year-ago period. Comparable store sales for the quarter increased 10%, versus a 3% increase in the prior year period. During the second quarter the Company opened 16 stores, and closed one.

          For the twenty-six weeks ended July 31, 2004, total sales increased 22% to $414.9 million from $340.1 million last year. Year-to-date comparable store sales increased 13% versus a 6% decrease last year. Year-to-date the Company has opened 26 stores, and closed two.

          In line with its previous guidance, the Company stated that based on July results, it anticipates reporting a loss for the second quarter of approximately $0.38 to $0.40 per share.

           “The result of our strategic decision to launch a $3.99 summer sales event in July brought customers into our stores, drove strong sales and allowed us to end the second quarter with approximately 30% less old season merchandise compared to last year,” said Ezra Dabah, Chairman and Chief Executive Officer. “While the July sale resulted in higher sales and markdowns than originally expected, it had a neutral effect on our gross margin.”

          Mr. Dabah concluded, "The positive momentum of all our key indicators, a very clean inventory position plus a favorable customer response to our Fall line should position us well for a successful Back-to-School season."

           Separately, the Company noted that discussions continue regarding the Disney Stores in the United States and Canada, and that the Company has entered into a non-binding letter of intent with Disney to negotiate the possible acquisition and operation of the Disney Store retail chain under a long-term license arrangement. There is no certainty at this stage that our discussions will lead to any definitive agreement or transaction.

          In conjunction with The Children’s Place July sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Wednesday, August 11, 2004. To access the call, please dial (402) 220-1182, or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

          The Children’s Place plans to report full second quarter results on Thursday, August 12, 2004. The Company will host a conference call on that date to be broadcast live via webcast at 10:00 a.m. Eastern Time. Interested parties can access the webcast via the Company’s website, www.childrensplace.com. An archive of the webcast can be accessed one hour after the live call has taken place and will be available through Thursday, August 19, 2004.

          The Children’s Place Retail Stores, Inc. is a leading specialty retailer of high quality, value-priced apparel and accessories for children, newborn to age ten. The Company designs, contracts to manufacture and sells its products under the “The Children’s Place” brand name. As of July 31, 2004, the Company operated 715 stores, including 667 stores in the United States, 47 stores in Canada and one store in Puerto Rico. The Company also sells its merchandise through its virtual store located at www.childrensplace.com.

           This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children's Place Seth Udasin, Chief Financial Officer, (201) 558-2409 Heather Anthony, Director, Investor Relations, (201) 558-2865

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